Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form S-1 of our report dated February 4, 2025, except for Notes 1, 8, and 9, as to which the date is April 4, 2025, relating to the financial statements of New Providence Acquisition Corp. III appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ CBIZ CPAs P.C.

Houston, Texas

April 4, 2025